CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA REPORTS 2003 SECOND QUARTER RESULTS

- Returns to Profitability with a 30% Revenue Increase and Net Income Per Diluted Share of $0.04 -

OMAHA, Nebraska (July 00, 2003) Ballantyne of Omaha, Inc. (OTC BB:BTNE), a manufacturer of motion picture projection, specialty lighting and commercial food service equipment, today reported financial results from continuing operations for the three- and six-month periods ended June 30, 2003.

Net revenue from continuing operations for the three months ended June 30, 2003 rose 30% to $9.4 million compared to $7.3 million in the second quarter of 2002, primarily as a result of stronger theater and restaurant equipment sales.  Gross profit from continuing operations increased to $2.4 million, or approximately 25% of net revenues, from $1.0 million, or approximately 13% of net revenues, due to favorable manufacturing costs and efficiencies, as well as a more favorable revenue mix featuring higher sales of the Company’s theater and lighting equipment replacement parts. As a result of these developments, Ballantyne reported net income from continuing operations of $0.6 million, or $0.04 per diluted share, in the second quarter of 2003, compared to a net loss of $0.7 million, or $0.06 per diluted share, in the second quarter of 2002.  Second quarter 2002 results included a $0.5 million reserve for bad debt.  Per share results are based on a weighted average number of shares outstanding of 13,049,122 and 12,568,302 for the second quarters of 2003 and 2002, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “As we forecasted, Ballantyne achieved profitability in the second quarter, its first profitable quarter since the fourth quarter of 1999, on the strength of improved theater equipment sales, which are benefiting from renewed construction activity across the industry.  Second quarter revenues also benefited from higher sales of restaurant equipment.”

For the six-month period ended June 30, 2003, net revenues from continuing operations were $17.0 million compared to $16.4 million in the comparable year-ago period.  Gross profit increased to $3.8 million, or approximately 22% of net revenues, from $2.7 million, or approximately 16% of net revenues.  The Company reported net income from continuing operations of $0.2 million, or $0.01 per diluted share, in the first six months of 2003, compared to a net loss from continuing operations of $0.8 million, or $0.06 per share, in the first six months of 2002.  Per share results are based on a weighted average number of shares outstanding of 12,950,531 and 12,567,197, respectively.

Balance Sheet and Statement of Cash Flow Highlights

•                  The Company’s Accounts Receivable balance, net of discontinued operations, decreased to $5.2 million at June 30, 2003, compared to $5.5 million at December 31, 2002 and $7.3 million at June 30, 2002.  The decrease is primarily due to improved financial stability among its customers.

Ballantyne of Omaha Reports Q2 ’03 Results

•                  Inventory levels were $12.0 million at June 30, 2003 and December 31, 2002, respectively, but are down from the $13.8 million recorded at June 30, 2002 due to increased demand for theater products.  Inventory levels were flat compared to December 31, 2002 levels due to the stocking of more finished goods in anticipation of higher demand for theater products in the second half of 2003.

•                  Ballantyne generated approximately $0.2 million of cash flow from operations during the second quarter ended June 30, 2003 due to a combination of increased operating income and inventory reductions.  Year-to-date, the Company has generated approximately $0.7 million of cash flow from operations.

•                  The Company’s cash position rose to $7.4 million at June 30, 2003 compared to $6.3 million at December 31, 2002 due to the factors described above, coupled with proceeds from the sale of its Sky-Tracker divestiture in January.

•                  For the six months ended June 30, 2003, capital expenditures totaled approximately $0.3 million, primarily for the purchase of capital equipment at the Company’s manufacturing facility in Illinois.

Financial and Operating Outlook

“We remain optimistic about the theater business for the balance of the year and reaffirm our expectations for profitable operations in 2003,” added Mr. Wilmers.  “Our major theater customers are starting to build again and we have become more aggressive in pursuing orders from smaller independent theater chains.  We also continue to vigorously pursue MegaSystems opportunities and direct sales of certain equipment, where appropriate.  Internationally, we continue to see positive sales trends in Asia and Latin America.”

“Full year results should also benefit from our continuing efforts to reduce operating expenses, as well as efficiencies gained through increased manufacturing volume.”

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  It’s line of commercial food service equipment and branded food service concepts is distributed to the convenience store, grocery/deli, quick-service and general restaurant markets.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and, other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30th,		Six Months Ended June 30th,
	2003	2002	2003	2002

Net operating revenues	$9,440,461	$7,261,052	$16,969,971	$16,419,711
Cost of revenues	7,052,420	6,286,189	13,206,603	13,723,231
Gross profit	2,388,041	974,863	3,763,368	2,696,480

Operating expenses:
Selling	789,930	635,293	1,564,064	1,380,751
General and administrative	979,138	1,463,814	2,111,056	2,564,978
Total operating expenses	1,769,068	2,099,107	3,675,120	3,945,729

Income (loss) from operations	618,973	(1,124,244)	88,248	(1,249,249)

Other income (expense)	(13,219)	68,152	125,920	98,499
Net interest income (expense)	15,278	(32,548)	25,049	(60,702)
Income (loss) before income taxes	621,032	(1,088,640)	239,217	(1,211,452)

Income tax (expense) benefit	(63,572)	380,739	(65,852)	402,525
Income (loss) from continuing operations	557,460	(707,901)	173,365	(808,927)

Discontinued operations:
Loss from operations of discontinued audio-visusal segment (net of Federal tax benefits of $48,713 and $117,365 for the three- and six-months ended June 30, 2002)	—	(94,559)	—	(227,826)

Net income (loss)	$557,460	$(802,460)	$173,365	$(1,036,753)

Basic & diluted net income (loss) per share share:
Net income (loss) per share from continuing operations	$0.04	$(0.06)	$0.01	$(0.06)
Net loss per share from discontinued operations	$0.00	$0.00	$0.00	$(0.02)
Net income (loss) per share	$0.04	$(0.06)	$0.01	$(0.08)

Weighted average shares outstanding:
Basic	12,626,500	12,568,302	12,617,349	12,567,197
Diluted	13,049,122	12,568,302	12,950,531	12,567,197

Summary Statement of Discontinued Operations (Unaudited):

	Three Months Ended June 30, 2002	Six Months Ended June 30, 2002
Revenues	$863,056	$1,912,293
Cost of revenues	629,417	1,414,748
Gross profit	233,639	497,545
Operating expenses:
Selling	228,860	487,395
General and administrative	140,232	341,570
Total operating expenses	369,092	828,965
Loss from operations	(135,453)	(331,420)
Net interest expense	(993)	(2,650)
Other expense	(6,826)	(11,121)
Loss from operations of discontinued audiovisual segment before income taxes	$(143,272)	$(345,191)

Selected Balance Sheet Items (1)

	June 30, 2003	December 31, 2002
	(Unaudited)

Cash and cash equivalents	$7,445,315	$6,276,011
Accounts receivable, net	5,174,561	5,523,122
Inventories, net	11,986,616	12,031,724
Current debt	23,455	17,841
Long-term debt	80,630	93,458
Accounts payable and accrued expenses	6,166,553	6,377,798
Total stockholders’ equity	$28,577,208	$28,390,929

(1) Excludes discontinued operations.

Selected Cash Flow Statement Items (Unaudited):

	Six Months Ended June 30,
	2003	2002
Net income (loss)	$173,365	$(1,036,753)
Depreciation and amortization	624,353	794,821
Net cash provided by operating activities	733,095	1,196,183
Capital expenditures	(332,722)	(98,706)
Net cash provided by (used in) investing activities	(42,722)	34,034
Net cash provided by (used in) financing activities	5,700	(180,300)
Net increase in cash & cash equivalents	1,169,304	1,191,926
Cash & cash equivalents at beginning of period	6,276,011	2,099,320
Cash & cash equivalents at end of period	$7,445,315	$3,291,246

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